Exhibit 99.1

ARIAD Names Norbert Riedel to Its Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 2, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of Norbert G. Riedel, Ph.D., corporate vice president and chief scientific officer of Baxter International Inc, a diversified healthcare company, to its Board of Directors. Dr. Riedel, 53, has nearly twenty years of global pharmaceutical research, development and commercial experience, including being president and general manager of the recombinant therapeutic proteins business at Baxter and head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi-Aventis.

“Dr. Riedel has a longstanding record of supporting innovation in healthcare and in using novel approaches to create integrated global strategies – experience that is consistent with ARIAD’s sustainable and targeted approach to drug discovery and development,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

“He brings to the Board exceptional scientific and commercial insights and a keen understanding of the global biotechnology industry, drug discovery and development, and pharmaceutical management,” he added. “Dr. Riedel also has a long-lasting association with ARIAD that dates back over a decade when we were co-chairs of the Hoechst-ARIAD Genomics Center in the late 1990’s. It is a privilege to have him working closely with ARIAD once again.”

Dr. Riedel has been a member of the Supervisory Board of MediGene, AG, a biotechnology company, since 2003. He is a member of the Board of Directors of the Illinois Biotechnology Industry Organization and also serves on the Advisory Board of Northwestern University's Kellogg School of Management Center for Biotechnology, and the McCormick School of Engineering. Most recently, Illinois Governor Pat Quinn appointed him to the newly formed Illinois Innovation Council.

“ARIAD successfully applies world-class drug discovery and development to find effective therapies for the treatment of cancer and has highly promising molecules in advanced clinical development,” noted Dr. Riedel. “I look forward to serving on the ARIAD board to support the Company’s mission of bringing innovative and differentiated therapies to cancer patients with limited treatment options.”

Dr. Riedel has held numerous academic positions in medicine and biochemistry at prestigious institutions. Dr. Riedel was a postdoctoral fellow at Harvard University from 1984 to 1987 and an assistant professor and associate professor of medicine and biochemistry at Boston University School of Medicine from 1987 to 1991. He was a visiting professor at Massachusetts Institute of Technology in 1992, is an adjunct professor at Boston University School of Medicine and an adjunct professor of medicine at Northwestern University's Feinberg School of Medicine. In 2009, Dr. Riedel was elected as a member of the Austrian Academy of Sciences.

Dr. Riedel received his Diploma in biochemistry from the University of Frankfurt in 1981 and his Ph.D. in biochemistry from the University of Frankfurt in 1983.

Additional Board Change

Dr. A. Collier Smyth, a member of ARIAD’s Board of Directors since 2009, resigned effective April 28, 2011 as a result of accepting an executive-level position with another biotechnology company.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit www.ariad.com.

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CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208